Exhibit 10(o)(v)

                         DIRECTORS' ANNUAL RETAINER PLAN

1. This Plan shall govern the annual retainer payable for services as a member of the Board of Directors of Albany International Corp. ("the Company") during the period from the Annual Meeting of Stockholders of the Company in 2006 until it is amended or terminated by the Board of Directors; provided, that in no event shall any shares be paid under this plan after May 10, 2015. This Plan shall affect only the portion of the annual retainer to be paid in shares of Class A Common Stock of the Company.

2. A portion of the annual retainer payable for service as a member of the Board of Directors each year shall be paid in shares of Class A Common Stock of the Company. The number of shares to be paid each year shall be determined by dividing $50,000 by the per share closing price of a share of such stock on the day of the Annual Meeting at which the election of directors for such year occurs ("the Valuation Price"), as such Valuation Price is shown on the composite index for such day in the Wall Street Journal, rounded down to the nearest whole number. Any director may elect to have any withholding tax obligation arising from the distribution of shares under this Plan to be satisfied by directing the Company to withhold shares with a value equal to such obligation from the shares that would otherwise be issuable. In addition, any director who has met or exceeded any share ownership guidelines or requirements adopted by the Board of Directors and then in effect, may elect to receive all or any portion of the shares that would otherwise be distributed under this paragraph in cash. Any election pursuant to this paragraph shall be made no later than 10 business days prior to the date on which shares would otherwise be delivered.

3. The shares of Class A Common Stock payable to a director as part of the annual retainer shall be delivered to the director as promptly as practicable after each Annual Meeting. Upon delivery to the director, such shares shall be fully paid, non-assessable and not subject to forfeiture.

4. The portion of the annual retainer not paid in shares -- that is, the aggregate dollar amount of the annual retainer for the year, as determined from time to time by the Board of Directors, less (i) the Valuation Price times (ii) the number of whole shares payable to a director for the year -- shall be paid to the directors in cash at such time or times during the year as the Board of Directors shall from time to time determine.

5. This Plan may be terminated or amended by the Board of Directors at any time,
subject  to  any  applicable   rules  or  regulations   requiring   approval  by
stockholders of the Company.